Deirdre Hykal EVP, General Counsel Product & Distribution Law 730 Third Avenue, 6th Floor New York, New York 10017 212-916-4994

April 28, 2026

Board of Trustees of

Teachers Insurance and Annuity Association of America

730 Third Avenue, 6th Floor

New York, New York 10017

RE: Post-Effective Amendment No. 2 to the Registration Statements on Form N-4 (333-292532 and 333-292533) to be effective on or by May 1, 2026, for the Intelligent Variable Annuity and Single Premium Immediate Annuities contracts respectively

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by Teachers Insurance and Annuity Association of America (“TIAA”) Separate Account VA-5 (the “Separate Account”) of the above-referenced Registration Statements under the Securities Act of 1933 for the Intelligent Variable Annuity and Single Premium Immediate Annuities contracts (the “Contracts”) offered and funded by the Separate Account.

I have examined, or persons on my staff or the Corporate Secretary’s office have examined such documents and laws as I considered necessary and appropriate. On the basis of such examination, it is my opinion that:

1.	TIAA is a life insurance company duly organized and validly existing under the laws of the State of New York.

2.

The Separate Account is a “separate account” of TIAA within the meaning of Section 4240 of the New York Insurance Law, duly established by a resolution of TIAA’s Board of Trustees and validly existing under the laws of the State of New York.

3.

To the extent New York state law governs, the Contracts have been duly authorized by TIAA and, when issued as contemplated by the Registration Statements, will constitute legal, validly issued and binding obligations of TIAA enforceable in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect (including New York insurance company insolvency laws) and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of this opinion as an exhibit to the Registration Statements, and to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information.

Sincerely,

/s/Deirdre Hykal

Deirdre Hykal

Internal Use Only (I)